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                                                   Exhibit 5
[HECLA LOGO]
6500 Mineral Drive
Coeur d'Alene, Idaho 83814-8788
(208) 769-4100

                                                June 9, 1995


Hecla Mining Company
6500 Mineral Drive
Coeur d'Alene, Idaho  83814-8788

Attention:  Board of Directors
            ------------------

Gentlemen:

     I am Vice President and General Counsel of Hecla Mining Company, a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 of the Company, to be filed with the Securities and Exchange Commission (the "Commission") on June 9, 1995 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's Common Stock, par value $.25 per share (the "Shares"), and associated Preferred Share Purchase Rights (the "Rights"), to be issued pursuant to such Registration Statement by the Company.

     In this connection, in acting as counsel, I have reviewed: (i) the Restated Certificate of Incorporation and By-Laws of the Company as currently in effect; (ii) the Registration Statement; (iii) the Rights Agreement dated May 9, 1986, as amended (the "Rights Agreement"), between the Company and Manufacturers Hanover Trust Company, a national banking association, as Rights Agent, as subsequently amended effective November 29, 1990, and September 30, 1991; (iv) certain resolutions adopted by the Board of Directors of the Company; (v) the Company's 1995 Incentive Stock Plan approved by the Company's shareholders at the Annual Meeting of Shareholders held May 5, 1995 (the "Stock Plan"); and (vi) such other documents, records and papers as I have deemed necessary or appropriate in order to give the opinions set forth herein. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration and issuance of the Shares. I have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that I deemed appropriate. I have assumed the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.






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Hecla Mining Company
June 9, 1995
Page 2





     I am not a member of the Bar of any jurisdiction other than the State of Idaho and, with your consent, I express no opinion as to the law of any jurisdiction other than the laws of the State of Idaho and the General Corporation Law of the State of Delaware.

     Based on such examination and review and subject to the foregoing, I am of the following opinions:

          1. The Shares, when issued in accordance with the terms of the Stock Plan, will be legally issued, fully paid and nonassessable.

          2. The Rights issued together with the Shares, assuming issuance of the Rights in accordance with the terms of the Rights Agreement, will be validly issued and binding obligations of the Company and entitled to the benefits of the Rights Agreement.

     I consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                    Very truly yours




                    /s/ MICHAEL B. WHITE
                    --------------------------------
                    Michael B. White
                    Vice President - General Counsel

MBW:ldr